Exhibit 10.12

CONVERTIBLE SUBORDINATED LOAN AGREEMENT

THIS AGREEMENT made effective the 29th day of December, 2022

BETWEEN:

ABOVE FOOD CORP.
(the “Borrower” or the “Parent Company”)

- and -

LEXINGTON CAPITAL, S.A.P.I. DE C.V. (“Lexington”)
(the “Affiliate”)

- and -

SMART DINE, LLC sponsor of the Affiliate (the “Sponsor”, and collectively with Lexington and corresponding Affiliate, the “Lender”)

- and -

ABOVE FOOD USA CORP.
(hereinafter called the “AF (USA)” or the “Guarantor”, with may include any subsidiary of the Borrower or AF (USA) upon due diligence of the Lender)

WHEREAS:

A.        The Parent Company and Bite has entered a Letter of Intent dated 26 of December 2022, to pursue a Business Combination where Smart Dine and Lexington act as sponsors of such proposed combination which terms and conditions are attached as Schedule “A” to this Loan Agreement (the “Business Combination Transaction” and the “Letter of Intent or the LOI”, respectively)

B.        In connection with the Business Combination Transaction, the Borrower has approached the Lender to borrow funds from the Lender on a best effort bases for the purpose of assisting the Borrower in its acquisition of (i) all of the issued and outstanding units in Atlantic Natural Foods.; (ii) to increase its ABL Lending Facility; and (iii) to cover working capital expenses to execute the business plan of the Borrower with the ultimate objective of the Parties to perform the Business Combination and convert the debt into publicly traded shares of the entity that results out of the Business Combination (the “Convertible Debt Transaction”);

C.        The exclusivity provided in the LOI to perform the Business Combination with Bite is subject to a successful funding as provided herein; and

D.        The Sponsor, on behalf of the Lender has agreed to lend on best effort biases the funds to the Borrower on the terms and subject to the conditions herein for the above purpose;

NOW THEREFORE this agreement witnesses that in consideration of the mutual covenants and agreements herein contained, the parties covenant and agree as follows:

1.	DEFINITIONS

Where used herein or in any amendments hereto, the following terms shall have the following meanings respectively:

(a)	“Atlantic Natural Foods, LLC” or “ANF” the target corporation for the Unit Purchase Agreement.

(b)	“ABL Lending Facility” means an Asset Based Revolving Credit Facility with Royal Bank of Canada and, if applicable, Bank of Nova Scotia, as lenders, Purely Canada Foods Corp. as borrow and Above Food Corp. and any subsidiaries of Above Food Corp as Guarantor.

(c)	“Bite” Bite Acquisition Corp. (NYSE: BITE), a publicly traded special purpose acquisition corporation.

(d)	“Borrower’s counsel” means McDougall Gauley LLP;

(e)	“Business” means an ingredient company dedicated to regenerative agriculture and sustainable food technologies that create a healthier world one seed, field and bite at a time. Which delivers ingredients and food to customers with unparalleled traceability, qualifiable sustainability and superior nutrient density with cost efficiencies that come from maintaining complete oversight across the production value chain., as applicable, in all of the jurisdictions in which it operates;

(f)	“Conversion Terms” means the Conversion Terms agreed by the Parties and attached to as Schedule “C”;

(g)	“Senior Debt” all current and future indebtedness of the Parent Company for borrowed money (to the extent such indebtedness is secured) to banks, commercial finance lenders or other institutions regularly engaged in the business of lending money

(h)	“Dollars” or “$” means US funds;

(i)	“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of shares in a corporation, any and all equivalent ownership (or profit) interests in a Person (including partnership, membership or trust interests therein), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

(j)	“Encumbrance” means any security interest, mortgage, debenture, pledge, hypothec, assignment (as security), deposit arrangement, lien (statutory or other), charge, title retention, consignment, lease or other security agreement or trust, right of set-off or other arrangement having the effect of security for the payment of any debt, liability or obligation and “Encumbrances”, and “Encumbered” shall have the corresponding meanings.

(k)	“Event of Default” has the meaning specified in Section 7.1;

(l)	“Financial Statements” Audited Jan 31, 2021 and Jan 31, 2022 PCAOB-compliant financial statements, as well as internal draft Q3 numbers, the Audited Financial Statements PCAOB-compliant and will be issued as such during the actual go-public process.

(m)	“Facility Fee” means 5% of Tranche 1 of the Loan to be paid to the Affiliate for arranging the financing, and 3% paid to the Sponsor on the Tranche 2 and Tranche 3 amounts, and to be held by the Affiliate and Sponsor at the time of each disbursement.

(n)	“Guarantor” means Above Food USA Corp.;

(o)	“Intellectual Property” means any and all intellectual property, including licenses, copyrights, copyright licenses, patents, patent licenses, patent applications, service marks, trademarks, trademark licenses, trademark applications, trade styles, trade names, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under the laws of Canada or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

(p)	“Lender’s counsel” means Greenberg Traurig, S.C. as general counsel and such Canadian counsel as specified by the Lender, for a review of this Agreement before 2nd Tranche disbursement. Parties agrees that they will act in good faith with respect to any conforming changes needed in the Loan Agreement, Pledge Agreement and escrow Agreement under corresponding applicable Laws.

(q)	“Loan” means the amounts to be advanced to the Borrower by the Lender as described in Section 2.1 under the terms and conditions of this Agreement;

(r)	“Material Adverse Effect” means any such matter, event or circumstance that, individually or in the aggregate could, in the opinion of the Lender, acting reasonably, be expected to have a material adverse effect on: (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower, individually, or the Borrower and its subsidiaries and the Guarantor taken as a whole; (b) the validity or enforceability of this Agreement or any Loan Document; (c) the perfection or priority of any Encumbrance granted by the Borrower, any Guarantor or any other Person pursuant to the Security or any other Loan Document; (d) the rights or remedies of the Lender under this Agreement or any other Loan Document; or (e) the ability of any the Borrower, the Guarantor or any of their respective subsidiaries to perform any of its material payment obligations under this Agreement or any other Loan Document to which it is a party.

(s)	“Material Contract” means each contract to which the Borrower, the Guarantor or any of their respective subsidiaries is a party involving aggregate consideration payable by or to such party equal to at least USD 5,000,000 or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such party.

(t)	“Person” means any individual, corporation, partnership, joint venture, association, bank or other financial institution, joint-stock company, trust, un-incorporated organization or government or any agency, bureau, department or political subdivision thereof;

(u)	“Permitted Liens” means, any of the Lines for Secured Debt, including all Lines listed in Schedule “D” and included in the latest available consolidated Financial Statements of the Parent Company:

(i)	Statutory Liens in respect of any amount which is not at the time overdue;

(ii)	Statutory Liens in respect of any amount which may be overdue but the validity of which is being contested in good faith and in respect of which reserves have been established;

(iii)	liens or rights of distress reserved in or exercisable under any lease for rent not at the time overdue or for compliance with the terms of such lease not at the time in default; and security deposits given under leases not in excess of one (1) month’s rent;

(iv)	liens in respect of cash, including cash deposits, granted in the ordinary course of business as security for obligations in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations;

(v)	warehousemen’s, storers’, repairers’, carriers’ and other similar liens granted in the ordinary course of business;

(vi)	security given to a public utility or any municipality or government or to any statutory or public authority to secure obligations incurred to such utility, municipality, government or other authority in the ordinary course of business and not at the time overdue;

(vii)	liens and privileges arising out of judgments or awards in respect of which: an appeal or proceeding for review has been commenced; a stay of execution pending such appeal or proceedings for review has been obtained; and reserves have been established;

(viii)	the Specific Permitted Liens;

(ix)	the Security; and

(x)	any other lien in respect of which the Lender provides its prior written consent.

(v)	“Unit Purchase Agreements” means the Purchase and Option Agreement dated September 7, 2021 and the Letter Agreement dated December 6, 2022 entered into by the Guarantor Borrower and ANF HOLDCO, LLC owner of all the issued and outstanding units in Atlantic Natural Foods, LLC, as may be amended from time to time, to acquire all Units of the membership interest of ANF;

(w)	“Shares or Conversion Shares” Publicly traded shares in major US stock market (NYSE or NASDAQ) issued by the Parent Company or the entity resulting out of the Business Combination with Bite in accordance with the LOI (or any other SPAC which, for clarity, any debt conversion to Shares with any other SPAC other than the contemplated Business Combination will be at the option of Lender).

(x)	“Specific Permitted Liens” means the personal property registrations of the Borrower, the Guarantor and such other related entities that may provide personal property security;

(y)	“Statutory Lien” means a lien in respect of any property or assets of any person created by or arising pursuant to any applicable law in favour of any governmental authority to secure any obligation, including a lien for the purpose of securing such Person’s obligation to deduct and remit employee source deductions, goods and services tax and harmonized sales tax pursuant to the Income Tax Act (Canada), the Excise Tax Act (Canada), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) and any legislation in any jurisdiction similar to or enacted in replacement of the foregoing from time to time; and

(z)	“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any governmental authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

(aa)	“Term” has the meaning ascribed thereto in Section 2.4.

2.	AMOUNT AND TERMS OF FUNDING

2.1        Amount of Funding

The Lender will on a best-efforts basis will loan to the Borrower up to the sum of $20,000,000.00 in accordance with the times and purposes provided herein.

2.2        Amount, Timing and Purpose of Funding

All monies to be advanced will be used by the Borrower only for the purposes of:

(a)	Tranche 1 – $2,000,000 – December 30, 2022

(i)	the acquisition of a portion of the issued and outstanding units in Atlantic Natural Foods, LLC pursuant to the Share Purchase Agreements

(b)	Tranche 2 – $6,000,000 – January 19, 2023

(i)	the acquisition of all of the remaining issued and outstanding units in Atlantic Natural Foods, LLC pursuant to the Share Purchase Agreements;

(ii)	the initial collateral required to increase the Royal Bank of Canada led syndicated ABL line of credit; and

(iii)	Borrower’s portion of accounting and legal fees (as agreed by the parties) associated with the confirmatory diligence, structuring and signing of Tranche 3 and the Business Combination Agreement

(c)	Tranche 3 – $12,000,000 – February 13, 2023

(i)	the remaining collateral required to increase the Royal Bank of Canada led syndicated ABL line of credit;

(ii)	all accounting and legal fees and other costs associated or incurred in connection therewith; and

(iii)	working capital to execute on the Business plan;

2.3        Method and Terms of Funding

Subject to the terms and conditions hereof, the Loan shall be advanced upon the completion of all of the security and other documents required by the Lender and satisfaction of all other terms of the Letter of Interest.

2.4        Term, Interest Payments & Conversion

(a)	The Loan shall be repaid in cash or paid in kind through Conversion in Shares, in such amounts and in accordance with Schedule “B” and the terms hereof:.

(b)	The term of the Loan shall be one (1) year, commencing on the date of initial advance of the Tranche 1 of the Loan (the “Term”).

(c)	Interest during the Term shall be, if paid in cash, 10% per annum, or if paid in Shares, 18% per annum, all as set out in the terms established in Schedule “B”, and:

(i)	If the Convertible Debt Transaction is not completed on Tranche 2 and/or 3. Interest shall be paid, at the option of the Borrower, in cash or Shares at the Conversion Terms.

(ii)	If the Transaction is completed, pre-Transaction interest shall be paid, at the option of the Borrower, in cash or Shares at the Conversion Terms.

(iii)	At the time of completion of the Business Combination Transaction, the Loan value and all outstanding interest not paid in cash shall be converted into Shares of Above Food Corp. or the surviving entity at the Conversion Terms.

(d)	Interest shall be payable and calculated both before and after demand, maturity and/or default.

(e)	All payments will be made in lawful money of the United States of America at the principal office of the Lender, or at such other place as the Lender may from time to time designate in writing to the Borrower.

(f)	Payment will be credited first to and unpaid Facility Fees and thereafter to accrued interest due and payable, with any remainder an only upon Maturity applied to principal.

2.5        Maturity

Subject to (i) Section 2.4; (ii) demand for payment pursuant to Section 7.2 (or elsewhere in this Agreement or in any other agreement between the Borrower and the Lender) and subject to the acceleration of the amounts due and payable for any other reason, the entire principal sum and all interest and all other amounts due and owing thereon shall be due and payable not later than 1 years from the date of the initial advance of the Loan.

2.6        Prepayments

No Prepayments of principal may be made without the written consent of the Lender and without prepayment charge or penalty provided that the Borrower is not in default of this Agreement with the Lender and provided that all interest due and owing on the Loan to the date of such prepayment is or has been paid in full. Any prepayment made shall not relieve the Borrower from the obligation to make any successive and ongoing installment payments.

3.	SECURITY

3.1        Security

All monies advanced under this Agreement shall be secured on behalf of the Lender, by the following, each in form and substance satisfactory to the Lender and its counsel:

TRANCHE 1 and 2 Security:

(a)	Guarantee by AF (USA);

(b)	Hypothecation and pledge of shares by AF (USA) of its units in the Atlantic Natural Foods, LLC;

TRANCHE 3 Security:

(c)	Subject to existing Lender approval, preferential perfected security on the following assets of the Company:

(i)	second position mortgage on the Kindersley and Avonlea terminal facilities;

(ii)	second position specific security on the Saskatoon Specialty Ingredient Centre facility and equipment (best efforts on first position); and

(iii)	a General Security Agreement from the Borrower granting a security interest over all present and after-acquired property of the Borrower subordinated to existing Lenders.

All of the foregoing is hereafter collectively referred to as the “Security”. All Security shall be in form and content acceptable to the Lender and Lender’s counsel, acting reasonably. The Lender shall also require an Inter-creditor agreement between the Lender, the Borrower, AF (USA) and the current lenders of the Borrower.

4.	CONDITIONS PRECEDENT TO FUNDING

4.1        Conditions Precedent To Tranche 1 and 2 Funding

The Lender shall not be obligated to advance any monies under this Agreement until the following conditions precedent have been duly complied with or performed or otherwise satisfied:

(a)	A non-binding Letter of Intent has been executed by the parties;

(b)	Confirmation by Lender of legally binding membership purchase agreement between the Borrower, the Guarantor, ANF Holdco, LLC and Atlantic Natural Foods, LLC

(c)	Delivery of commitment letters and binding documents governing the existing credit facilities and the Unit Purchase Agreement;

(d)	Pledge of all units of Atlantic Natural Foods, LLC held by the Guarantor; and

(e)	Parent Company’s Board approval of the terms and conditions of this Loan:

4.2        Conditions Precedent To Tranche 3 Funding

The Lender shall not be obligated to advance any monies under this Agreement until the following conditions precedent have been duly complied with or performed or otherwise satisfied:

(a)	Satisfactory completion of confirmatory due diligence, including, investigation of broad categories such as customers, suppliers, employees, operational review, management background checks, legal, benefits, insurance, facilities, taxes, leases, transaction counts, pricing, marketing, historical/future capital expenditure requirements, quality of earnings/accounting review, and historical financial trending;

(b)	Sponsor would be required to obtain the approval of its Investment Committee or Board of Directors prior to execution of definitive transaction documents;

(c)	Bites’s Board approval of the terms and conditions of the Business Combination Transaction documents and execution of documents.

(d)	Definitive agreements for the Business Combination Transaction have been executed by the parties;

(e)	all of the Security and all other agreements contemplated herein, including the inter-creditor agreement, have been duly executed, delivered to the Lender and, where applicable, registered and, except as otherwise provided, the security interests each constitute a first charge against the collateral and assets charged thereby;

(f)	The Lender shall have received from the Lender’s counsel assurances and opinions satisfactory to it confirming that the Security and all other documents, instruments and agreements contemplated by this Agreement have been duly executed, delivered, and, where applicable, registered wherever necessary and desirable to protect the security interest, mortgage or charge constituted thereby, and that the security interests of the Lender, are valid and enforceable first security charges (except as stated herein);

(g)	Confirmation that on the date of advance of the Loan, the representations and warranties contained in Article 5 hereof are correct on and as of such date as though made at such time;

(h)	Confirmation that on the date of advance of the Loan, no event has occurred and is continuing, or would result from such advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time lapse or both; and

(i)	Confirmation that on the date of advance of the Loan there has been no material adverse change in the financial condition of the Borrower or a Guarantor or any material deterioration in the condition or value of the assets used in the Borrower’ businesses.

4.3        Benefit and Waiver of Conditions Precedent

All of the above-mentioned conditions precedent are for the direct benefit of the Lender and the Lender may, in its sole and unfettered discretion, agree in writing to waive all or any portion of any of the said conditions precedent at any time.

5.	REPRESENTATIONS AND WARRANTIES OF THE BORROWER AND THE GUARANTOR

The Borrower and the Guarantor, jointly and severally, represent and warrant to the Lender as follows and acknowledges and confirms that the Lender is relying on such representations and warranties in entering into this Agreement and in connection with any advance of monies hereunder:

5.1        Due Organization; Qualification and Good Standing. The Parent Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Parent Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a Material Adverse Effect on the Parent Company. The Parent Company and the Guarantor has obtained all corporate and third-party authorization or consents required or necessary to execute and comply with the Loan Agreement, the Pledge Agreement and the Escrow Agreement.

5.2        Delivery and Performance

The execution and delivery of, and the performance by each of them of its obligations under this Agreement and any Security and other documents, instruments and agreements contemplated hereunder to be executed and delivered by it does not and will not:

(a)	result in a breach of or constitute a default under any agreement or instrument to which it is a party or by which its respective property, present and future, may be bound or materially affected; or

(b)	result in or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature in favour of any Person other than the Lender, for and on behalf of the Lender, upon or with respect to any property now owned or hereafter acquired by it.

5.3        Financial Statements

(a)	The audited consolidated balance sheets of the Borrower and the Guarantor as of January 31, 2022, are complete and present fairly the consolidated financial condition of the Borrower, the Guarantor, and their respective subsidiaries as at such date, and the revenues, expenses and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended, in accordance with GAAP.

(b)	The unaudited consolidated balance sheets of the Borrower, the Guarantor and their respective subsidiaries as at October 31, 2022, and the related unaudited consolidated statements of income and of cash flows for the period ended on such date, duly certified by the chief financial officer of the Borrower, Guarantor or Subsidiary, as applicable, are complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and consolidated financial condition of the Borrower, the Guarantor and their respective subsidiaries as at such date, and the revenues, expenses and consolidated results of their operations and their consolidated cash flows for the period then ended, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

5.4        No Material Adverse Effect. Since January 31, 2022, to the best knowledge of any of the Borrower, the Guarantor or any of their respective subsidiaries, no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

5.5        Title to Assets. The Borrower and each Guarantor is the sole legal and beneficial owner of the respective assets over which it purports to grant security under this Agreement.

5.6        Shares. The equity interests of the Borrower or any Guarantor which are subject to the security under this Agreement or pursuant to the Escrow Agreement are fully paid and not subject to any option to purchase or similar rights. All necessary corporate actions have been taken to permit the transfer of the shares upon the enforcement of the security. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower or any Subsidiary whose equity interests are subject to the security (including any option or right of pre-emption or conversion).

5.7        No Litigation. Except as disclosed to the Lender in Schedule “E”, no action, suit, litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the best knowledge of any of the Borrower or Guarantor, threatened by or against the Borrower or Guarantor or against any of its subsidiaries, property or assets, including:

(a)	with respect to any of the loan documents contemplated in this agreement or any of the transactions contemplated hereby or thereby; or

(b)	that could reasonably be expected to have a Material Adverse Effect,

5.8        No Default. No Event of Default has occurred and is continuing. No default has occurred and is continuing under any Material Contract, the Borrower or Guarantor, or their subsidiaries. At no time have the Borrower or the Guarantor been unable to fulfill their material obligations under any Material Contract (regardless as to whether such inability had or was reasonably expected to have a Material Adverse Effect).

5.9        Ownership of Property

(a)	Each of the Borrower and Guarantor:

(i)	has good and marketable title to, or valid leasehold interests in, its property, free and clear of Encumbrances other than Permitted Encumbrances;

(ii)	has kept and maintained its property in good operating condition and repair and has made all necessary replacement thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted, and except where the failure to do so would not have, either individually or in the aggregate, a Material Adverse Effect; and

(iii)	has not permitted any of its property to become a fixture to real estate or an accession to other personal property.

5.10        Insurance. The business and assets of the Borrower and Guarantor are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable party operates and in accordance with good industry practice.

5.11        Material Contracts. All Material Contracts are in full force and effect, unamended. The Borrower, Guarantor and their subsidiaries are not in breach or in default in any material respect of or under any Material Contract and, to the knowledge of the Borrower and Guarantor, no other party is in breach or in default thereunder in any material respects, nor are there any events that are continuing which, but for giving notice, lapse of time or any other condition subsequent, would constitute a default of a material obligation thereunder or allow for the termination of any Material Contract.

5.12        Intellectual Property. Each of the Borrower and Guarantor owns, is licensed to use, or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted, except for those which the failure to own or license, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the extent that the Borrower and Guarantor is licensed to use Intellectual Property, it is being used in accordance and in compliance, in all material respects, with the terms and conditions of use of any such licences, and neither the Borrower nor Guarantor are aware of any defaults or reasons why any such use would be terminated. To the knowledge of the Borrower, no material claim has been asserted and is pending, or to the knowledge of the Borrower, threatened by any Person challenging the use, validity or effectiveness of any Intellectual Property, nor are the Borrower or Guarantor aware of any valid basis for any such claim. The use of Intellectual Property by the Borrower or Guarantor does not materially infringe on the rights of any person, to the knowledge of any of the Borrower or Guarantor.

5.13        Taxes

(a)	Each of the Borrower and Guarantor has filed on a timely basis (subject to any applicable grace periods or extensions) all tax returns, elections and reports that are required to be filed by it under applicable law and has paid, collected, withheld and remitted all Taxes and remittances shown thereon to be due and payable, collectible or remittable by it under applicable law, and all other Taxes, fees or other charges imposed on it or any of its property by any governmental authority. No tax liens have been filed, and, to the knowledge of the Borrower or Guarantor, no claim is being asserted, with respect to any such Tax, fee or other charge. Neither the Borrower, the Guarantor or any of their respective subsidiaries is a party to any tax sharing agreement.

(b)	All employee source deductions (including income taxes, employment insurance and Canada Pension Plan), sales taxes (both federal and provincial), payroll taxes, harmonized taxes and workers compensation payments are currently paid and up to date.

(c)	Each of the Borrower, any Guarantor or any of their respective subsidiaries has, on behalf of itself and procured that its subsidiaries have, made adequate provision for, and all required instalment payments have been made in respect of, Taxes and remittances payable for the current period for which returns are not yet required to be filed.

(d)	There are no agreements, waivers or other arrangements providing for an extension of time with respect to filing of any tax return or the payment of any Taxes or remittances described above.

(e)	There are no actions or proceedings or claims pending or, to its knowledge threatened, by Canada Revenue Agency or any other governmental authority to enforce the payment of any taxes or remittances described above and to the knowledge of the Borrower and Guarantor, no such proceedings or actions are being contemplated by such authorities.

5.14        Labour Matters

(a)	Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)	there are no strikes, work stoppage, slowdowns, lockouts or other labour disputes pending or, to the knowledge of the Borrower and Guarantor, threatened, against the Borrower, any Guarantor or any of their respective subsidiaries, or their respective employees;

(ii)	each of the Borrower, the Guarantor and each of their respective subsidiaries is in compliance in all material respects with all applicable law respecting labour and employment terms, conditions and practices; and

(iii)	none of the Borrower, any Guarantor or any of their respective subsidiaries is a party to any labour, union or collective bargaining agreement or the subject of any current union organizing activities.

5.15        Priority & Enforceability

This Agreement and any Security and other documents, instruments and agreements contemplated hereunder to be executed and delivered shall, upon execution and delivery thereof by such party, constitute legal, valid and binding obligations of the applicable party enforceable against it or them in accordance with the provisions thereof.

The Convertible Subordinated Loan is subordinated in right of payment to the Senior Debt. The Parent Company hereby agrees, and by executing this Agreement, Lender hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon notice from the holders of such Senior Debt (the “Senior Creditors”) to the Company that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt (a “Default Notice”), the Parent Company will not make, and the Lender will not receive or retain, any payment under Loan Agreement. Nothing in this paragraph will preclude or prohibit the Lender from receiving and retaining any payment hereunder unless and until the Lender has received a Default Notice (which will be effective until waived in writing by the Senior Creditors) or from converting this Loan or any amounts due hereunder into Equity Securities.

5.16        Nature of Representations and Warranties. The representations and warranties set out in, or deemed to be made under, this Agreement shall survive the execution and delivery of this Agreement and the making of each Tranche, notwithstanding any investigations or examinations which may be made by the Lender. Such representations and warranties shall survive until this Agreement has been terminated. The parties agree that such representations and warranties may be modified in Tranche 3 to include and representations and warranties in the proposed business combination agreement.

6.	COVENANTS OF THE BORROWER AND THE GUARANTOR

So long as any amount payable under this Agreement or under any Security contemplated hereunder shall remain unpaid to the Lender, the Borrower and the Guarantor each hereby jointly and severally covenant and agree with the Lender that:

6.1        Operating Conditions

The terms and conditions set out in the Letter of Intent shall form part of this Agreement and shall be binding upon each of them, including without limiting the generality of the foregoing the Operating Conditions referred to therein as applicable either of the Borrower, and that each will comply with all of the terms thereof that are applicable to them.

6.2        Reporting, Access and Inspection

Borrower shall prepare and deliver the following reports to Lender: Interim Financial Statements of the Borrowers and Guarantor for the preceding month and on a YTD basis, including a comparison to the most recently delivered projections and the prior year; Audited financials within 90 days of quarter end and fiscal year end prepared by an accounting firm acceptable to Lenders; Quarterly compliance certificates in form and substance satisfactory to Lenders; and Updated budget forecasts provided semi-annually within the 30 days following December 31st and June 30th.

They shall grant access to the Lender or its representatives, at any reasonable time and from time to time during normal business hours on receiving reasonable prior written notice, to examine the business and activities and properties of each of them or any part thereof and all relevant books of account, records, reports and other papers relating thereto and shall permit the Lender to make copies thereof and take extracts therefrom. Without restricting the generality of the foregoing, this access shall be permitted for the purposes of this Agreement and the Loan generally, and to allow the Lender to review and consider matters touching upon or relating to any and all other dealings between the Lender and the Borrower and the Guarantor, or each of them. Management must in good faith be available for Lender’s request of information and informative calls.

6.3        Use of Funds

All monies advanced to the Borrower hereunder shall be used by the Borrower for the purposes set forth in Section 2.2.

6.4        Payment of Taxes

Each of the Borrower and the Guarantor shall pay or discharge all taxes, assessments and government charges levied or imposed upon it or upon its property or any part thereof prior to the date on which penalties attach thereto and all lawful claims for labour, materials and supplies which, if unpaid, might by law become a lien or charge upon any of their properties; provided that it shall not be required to pay any such tax, assessment, charge or claim whose amount, or applicability or validity is being contested in good faith by appropriate proceedings, in which event it shall satisfy the Lender that such contestation will involve no forfeiture of any property of the Borrower or of the Guarantor thereby, and if requested by the Lender, it shall furnish security satisfactory to the Lender.

6.5        Insurance

The Borrower shall at all times obtain and maintain or cause to be obtained and maintained such insurance over their respective assets and undertaking, each with insurers acceptable to the Lender in such amounts and against such risks as may be satisfactory to the Lender, acting reasonably.

6.6        Other Creditors

Neither the Borrower nor AF (USA) shall grant any additional or further security interests except with the prior written consent of the Lender.

6.7        Indebtedness and Obligations

The Borrower shall punctually pay (or cause to be paid) all monies payable hereunder and under the Security at the times, dates and in the manner specified hereunder and thereunder. Each of the Borrower and the Guarantor shall at all times punctually pay all other monies owing by the Borrower or the Guarantor to any third parties, including but not limited to all monies owing in respect of any present and future operating loans or credit facilities, if any.

6.8        Adverse Changes

The Lender shall be promptly advised by the Borrower and by each of the Guarantor, as applicable, of every circumstance or event (whether or not contingent in nature) occurring or arising which materially and adversely affects, or could have a material and adverse effect, on the business, assets, financial condition, results of operations or business prospects of the Borrower or the Guarantor or on the abilities of each of them to perform any of its obligations hereunder or under any of the Security.

6.9        Compliance with Laws

The Borrower and the Guarantor shall each comply with the requirements of all applicable laws and regulations in the conduct of their respective businesses in all material respects.

6.10        Maintenance of Properties and Business Name

The Borrower and the Guarantor shall each keep and maintain all of the properties necessary or useful in their respective businesses, in good condition, repair and working order, will protect, maintain and preserve the business name and operations related to the Borrower the Guarantor at all times.

6.11        Event of Default

Each of the Borrower and the Guarantor shall promptly notify the Lender of the occurrence of any Event of Default, as hereinafter defined, or the existence of any event or occurrence which, but for the giving of notice or effluxion of time, or both, would constitute an Event of Default.

6.12        Negative Covenants

Neither the Borrower nor any of the Guarantor shall, without the prior written consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)	create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of whatever nature or kind on either of them or any assets of their respective assets or properties used in connection with the Business, real or personal, tangible or intangible, now owned or held or hereafter acquired, and charged or intended to be charged by the Security, except for Permitted Liens and as otherwise provided in this Agreement;

(b)	incur any additional debt or liability, whether direct or contingent, other than in the ordinary course of business and except as otherwise provided for in this Agreement;

(c)	sell, lease, assign, transfer, convey or otherwise dispose of the assets or properties used in connection with the Business or any portion thereof, except in the ordinary course of business;

(d)	amalgamate or merge with any other corporation or otherwise combine operations with any other corporation or entity;

(e)	make any capital expenditures if the making of such would result in the Borrower being in default of its obligations to the Lender or would or could, assessed reasonably, result in the Borrower being unable to fulfill any of its obligations to the Lender;

(f)	breach any term or condition of any agreement with the Lender, related to the Loan or otherwise; and

(g)	breach any term of any other agreement with a third party, the breach of which would or could in the estimation of the Lender materially jeopardize the ability of either of the Borrower or the Guarantor to carry on business or perform their respective obligations to the Lender, or otherwise materially jeopardize, prejudice or result in the loss of value of the Business of either the Borrower or any of the Guarantor.

6.13        Compliance with other Agreements

Each of the Borrower and the Guarantor shall comply with all other agreements and arrangements with the Lender, including, without limitation, all agency agreements and licensing agreements, and shall comply with all agreements and arrangements with any other lender providing financing or credit permitted hereunder or by the Lender from time to time.

6.14        Amalgamation

Without restricting the generality of any other provision of this Agreement, the Borrower and Guarantor agree that in the event of any amalgamation involving the Borrower or any of the Guarantor with any other corporation, and without execution of any further or additional agreement, instrument, amendment or document (except as otherwise then required by the Lender):

(a)	the obligations and indebtedness owing to the Lender shall fully and effectively and immediately become binding and ongoing obligations of the amalgamated corporation;

(b)	the Security granted to the Lender over the assets and undertaking of the Borrower and the Guarantor, as applicable, shall continue to be valid and enforceable and a first charge in favour of the Lender subordinate to no other obligations or liabilities of the amalgamated entity or any of those entities that amalgamated; and

(c)	each of the parties to the amalgamation, including the amalgamated entity, shall as a condition of the Lender’s approval to such amalgamation, which approval shall be required prior to the conclusion of any amalgamation, execute and deliver such further and other agreements, deeds or instruments or take such further and other action as the Lender may in its discretion require including but not limited to delivery of replacement share certificates and other securities issued as a result of such amalgamation and delivery of such agreements, security interests or other documents as may be required to confer upon the Lender the security interests similar to the security interests created or intended to be created in favour of the Lender pursuant to the terms hereof and in the transaction involving the Borrower or the Guarantor.

6.15        Guarantor

AF (USA) shall fulfill its obligations to the Lender and shall cause the Borrower to fulfill its obligations to the Lender.

7.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

7.1        Events of Default

“Events of Default”, where used herein, means any one of the following events if not cured in the time period specified under Section 7.2:

(a)	the Borrower fails to pay any amount of principal or interest owing to the Lender, or any other amount owing to the Lender, in full on its due date;

(b)	any representation or warranty by the Borrower or by a Guarantor made or deemed made in or under this Agreement or any certificate, instrument, security or statement contemplated by or made or delivered pursuant hereto shall prove to have been incorrect when made in any respect materially adverse to the interests of the Lender;

(c)	the Borrower or a Guarantor fails to perform or observe any other term, condition, covenant or agreement contained in this Agreement, in any of the Security or any other document, agreement, or instrument contemplated by this Agreement to be performed or observed by them or any of them in a manner that is materially adverse to the interests of the Lender, and such default is not cured within 5 business days of receiving written notice from the Lender (or if such default cannot be reasonably cured within 5 business days, such time period as specified by the Lender in its notice of default);

(d)	the Borrower or a Guarantor shall be in default in respect of any liability for the payment of borrowed money to any third party, where such default could reasonably be expected to materially adversely affect the Borrower or any Guarantor’s ability to observe and perform their respective obligations under this Agreement or the Security and such default is not cured within 5 business days of receiving written notice from the Lender (or if such default cannot be reasonably cured within 5 business days, such time period as specified by the Lender in its notice of default);

(e)	the Borrower or Guarantor shall commit or threaten to commit any act of bankruptcy or insolvency or shall make an assignment for the benefit of creditors, or shall admit in writing the inability to pay debts as they become due or shall generally be unable to pay debts as they become due or shall file or bona fide have filed against it a petition in bankruptcy or shall commence or bona fide have commenced against it any proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, re-organization or relief of debtors or seeking to have any order for relief with respect to it or seeking to adjudicate it bankrupt or insolvent or seeking re-organization, arrangement, adjustment, or other relief with respect to their (or any of their) debts, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, receiver and manager, or liquidator of any material part of their (or either of their) properties or shall not, within thirty days after the appointment (without the consent or acquiescence of the applicable party) of a trustee, receiver, receiver and manager, or liquidator of any material part of their (or any of their) properties, have such appointment vacated; and

(f)	the Borrower or a Guarantor shall cease or threaten to cease to carry on business and the same is not cured within 5 business of days of receiving written notice from the Lender.

7.2        Rights and Remedies

Upon the occurrence of a defaulting circumstance that is not cured within 15 days for non-payment, or 45 days for any other defaulting circumstance, after notice from the Lender, then an Event of Default is deemed to have occurred and the Lender may, at its option, exercise any or all of the following rights and remedies:

(a)	refuse to advance the Loan or any portion thereof, whereupon the Lender’s obligation to provide any monies hereunder shall immediately and automatically terminate without notice or any other action by the Lender;

(b)	declare the entire unpaid principal amount then outstanding hereunder and all accrued and unpaid interest and any other amounts owing to the Lender, including but not limited to legal and any other costs incurred by the Lender, forthwith due and payable and demand payment forthwith, including a demand on the Guarantor pursuant to the guarantees by them, whereupon such principal amount and all accrued interest and costs as aforesaid shall become and be forthwith due and payable to the Lender, for and on behalf of the Lender, without presentment, notice, protest, or demand of any kind (all of which are hereby expressly waived); or

(c)	exercise and enforce, without notice, any and all rights and remedies available to the Lender, as provided in any or all of the Security contemplated hereunder and all other rights and remedies available to the Lender for and on its behalf by law or agreement, including but not limited to the rights available to a secured creditor under The Personal Property Security Act, 1993 (Saskatchewan) or such other applicable act or regulation.

7.3        Covid-19 Pandemic

The Borrower and the Lender shall make good faith efforts to negotiate revisions to the terms of payment and other covenants related to the Loan if, in the Lender’s discretion, the Borrower has made commercially reasonable efforts but is unable to fulfil its payment obligations under this Agreement due to the economic impact of the COVID-19 pandemic. It is acknowledged and agreed that such amendment of terms and covenants shall not include a write-down or forgiveness of any amount of the Loan, unless agreed by the Lender in its sole and unfettered discretion.

8.	MISCELLANEOUS

8.1        Waivers and Amendments

No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto and no waiver of any provision of this Agreement shall bind the Lender unless the same shall be in writing and signed by the Lender on its behalf and then such amendment or waiver shall be effective only in the specific instance and for the purpose for which it was given. Neither any failure nor any delay by the Lender or on its behalf in exercising any right, power or privilege hereunder or under any Security contemplated herein shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. No notice to or demand shall entitle the party to which the notice was sent to any other or further notice or demand in the same, similar or other circumstances.

8.2        Agent of Lenders

(a)	The parties agree and confirm that, unless notice is provided by the Lender, the Affiliate shall act as agent (including collateral agent) for the Lender, or any other affiliate or associated party of the Lender. Each Lender hereby appoints (the “Appointment”) the Affiliate as the agent, proxy and attorney-in-fact for such Lender for all purposes under the terms of the Loan and this Agreement, with full power and authority to act on behalf of the Lenders including such amendments to the Loan provided.

(b)	The Appointment, being coupled with an interest, is irrevocable and shall not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of existence of any Lender.

(c)	The Affiliate accepts the Appointment and shall act as representative of the Lenders in accordance with this Agreement.

(d)	Each Lender shall be bound by the actions taken by the Affiliate pursuant to the Appointment and hereby waives any and all defences which may be available to contest, negate or disaffirm the actions of the Affiliate taken under such Appointment. The Appointment shall survive the Closing of the Loan and shall continue until the completion, termination or settlement of all obligations of the Lenders under or in respect of the Loan. The Appointment may be exercised by the Affiliate on behalf of each Lender in executing any instrument by affixing the signature of the Affiliate hereto.

(e)	The Borrower and Guarantor shall be entitled to rely on any notice, demand, communication, declaration, receipt, waiver, consent or other document purporting to be delivered by the Affiliate on behalf of any Lender, and shall not have any obligation to enquire as to the veracity, accuracy or adequacy thereof, and shall be entitled to disregard any notice, demand or claim to the contrary not sent by the Affiliate.

8.3        Survival of Representations and Warranties

All representations and warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement until all monies payable hereunder have been paid in full to the Lender.

8.4        Governing Law

The proper law of this Agreement and the Security shall be the law as specified in such particular ancillary agreement or security document and each of them is governed by and shall be construed in accordance with such laws and the courts of such jurisdiction shall have exclusive jurisdiction over all disputes which may arise thereunder. If not specified in a document (including this Convertible Loan Agreement), all disputes, controversy or claims arising out of or in connection with or in relation to this Agreement, including any question regarding its existence, validity or termination, shall be submitted to and be subject to the jurisdiction of the courts of the Province of Saskatchewan which shall have exclusive jurisdiction in the event of any dispute thereunder. The Borrower and the Guarantor hereby irrevocably submit to the jurisdiction of such courts to finally adjudicate or determine any suit, action or proceedings arising out of or in connection with this Agreement and waive objection to the venue of any proceeding in such court or that such court provides an inappropriate forum. Provided however and notwithstanding the foregoing provisions of this Section 8.3, the Lender may in its discretion submit any disputes, controversy or claims arising out of or in connection with or in relation to this Agreement, including any question regarding its existence, validity or termination, to and be subject to the jurisdiction of the courts of such other jurisdiction as the Lender may determine in its discretion to be better able, in its unfettered opinion, to enforce its rights under this Agreement, including without limitation to the foregoing, the Security, which courts shall have concurrent jurisdiction with the courts of the Province of Saskatchewan in the event of any dispute under this Agreement. In such event, the parties hereby irrevocably submit to the jurisdiction of such courts to finally adjudicate or determine any such suit, action or proceedings arising out of or in connection with this Agreement and waive objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

8.5        Severability

If any provision of this Agreement is found to be unenforceable by a Court of competent jurisdiction then such provision shall be deemed to be severed from this Agreement and the remainder of this Agreement will not be affected and shall remain in full force and effect to the extent permitted by law.

8.6        Time

Time shall be of the essence in all respects of this Agreement.

8.7        Successors and Assigns

This Agreement shall not be assigned by the Borrower or any of the Guarantor without the prior written consent of the Lender, and this Agreement is binding upon the parties hereto and their respective successors, executors, administrators, permitted assigns and representatives.

8.8        Headings

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

8.9        Further Assurances

Each of the Borrower and the Guarantor agrees that from time to time after the execution and delivery of this Agreement it or they shall, upon the request of the Lender, execute and deliver, or cause to be executed and delivered, such further documents, agreements or instruments and do such further acts and things as the Lender may reasonably request in order to fully effect the purposes of this Agreement.

8.10        Security Agreements

In the event of any inconsistency between the provisions of this Agreement and the provisions contained in any Security or other agreements collateral hereto, the provisions of this Agreement shall prevail, but nothing contained herein shall limit or restrict the rights and remedies of the Lender or the Lender for and on its behalf under any Security or other agreement, document or instrument granted hereunder in the absence of actual conflict or, in any circumstance, the grant of a security interest, encumbrance, charge or other interest under any of the Security.

8.11        Entire Agreement

This Agreement and the Security and other documents and agreements contemplated hereunder and referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and replaces in its entirety any and all prior oral or written representations, offers of credit, letters of intent or commitment, or any prior agreement or understanding whatsoever and there are no terms, conditions, or collateral arrangements, expressed, implied, or statutory, other than those expressly set forth or specifically referred to in this Agreement or in any security or other agreement contemplated hereunder.

8.12        Counterparts and Electronic Delivery

This Agreement may be executed in several counterparts and transmitted by fax transmission or other electronic means. Each counterpart so executed will be deemed to be an original, and such counterparts together will constitute but one and the same instrument. Any faxed or electronically delivered copy of an executed document will be deemed an originally executed document until such time as an original signature has been received by the other party or parties to this agreement.

8.13        Legal Services

Each party shall be responsible for its own fees and expenses related to or arising from due diligence on the other party and preparation of this Convertible Loan agreement including ancillary documents related thereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as at the date first above written.

ABOVE FOOD CORP.

Per:
Name: Lionel Kambeitz
Title: CEO

ABOVE FOOD USA CORP.

Per:	/s/ Lionel Kambeitz
Name: Lionel Kambeitz
Title: CEO

IN WITNESS WHEREOF the Lender has caused this Agreement to be executed as at the date first above written as attested to by the hands of its proper officers.

SMART DINE, LLC

Per:	/s/ Alberto Ardura G
Name: Alberto Ardura G
CEO

LEXINGTON CAPITAL, S.A.P.I. DE C.V.

Per:	/s/ Agustin Tristan
Name: Agustin Tristan Aldave
Acting as Lender and Agent

Schedule “A”

Letter of Intent

[Attached]

Schedule “B”

Repayment Terms

Exhibit 1 – Amortization schedule (Company Shares)

Calendar in the event of a De-SPAC

	2023
	January	February	March	April	May
Loan to Above Food	$8,000,000.00
Interest repayment		$(240,000.00)		$(240,000.00)
Conversion to Equity					$8,000,000.00

Exhibit 2 – Amortization schedule (Interest cash payments)

Calendar in the event of a De-SPAC

	2023
	January	February	March	April	May
Loan to Above Food	$8,000,000.00
Interest repayment		$(133,333.33)		$(133,333.33)
Conversion to Equity					$8,000,000.00

Schedule “C”

Conversion Terms

Above Food Corp. (the “Parent Company”) agrees to deliver Conversion Shares, for any unpaid principal and accrued interest of the Convertible Subordinated Debt as defined in the Loan Agreement due and payable by the Parent Company at any time of the closing of the Business Combination Transaction before on or after the “Maturity Date at the Parent Company’s election or upon demand by the Sponsors.

Capitalized terms not otherwise defined in this Exhibit will have the meanings set forth in the Convertible Subordinated Loan Agreement

1.        Conversion. Each Tranche of the Convertible Subordinated Loan will be convertible into Equity Securities pursuant to the following terms.

1.1        Definitions.

(a)        “Conversion Shares” (for purposes of determining the type of Equity Securities issuable upon conversion means: shares of Parent Company issued upon the Business Combination Transaction or at such time as otherwise agreed upon by the parties.

(b)        “Conversion Price” means (rounded to the nearest 1/100th of one cent):

(i)        with respect to a conversion pursuant to the Tranche 1, the Share at par value of $10 dollars in accordance with the Enterprise Value provided in the Exhibits of the LOI;

(ii)        with respect to a conversion pursuant to the Tranche 2, the Share at par value of $10 dollars in accordance with the Enterprise Value provided in the Exhibits of the LOI; and

(iii)        with respect to a conversion pursuant to the Tranche 3, the product of 100% of the Share at par value of $10 dollars in accordance with the Enterprise Value provided in the Exhibits of the LOI;

(c)        “Equity Securities” means (i) common Stock; (ii) any securities conferring the right to purchase common Stock; or (iii) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) common Stock.

(d)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e)        “Securities Act” means the Securities Act of 1933, as amended.

1.2        Business Combination Transaction Conversion. The principal balance and unpaid accrued interest on any of the Tranches of the Convertible Subordinated Debt will automatically convert into Conversion Shares upon the closing of the Business Combination Transaction. Notwithstanding the foregoing, the Parent Company may, at its option, pay any unpaid accrued interest on any of the Tranches in cash at the time of conversion. The number of Conversion Shares the Parent Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest under this Convertible Subordinated Debt a date that is no more than five (5) days prior to the closing of the Business Combination Transaction /the date of conversion by (y) the applicable Conversion Price. At least five (5) days prior to the closing of the Business Combination Transaction, the Parent Company will notify the Lender in writing of the terms of the Equity Securities that are expected to be issued in such financing. The issuance of Conversion Shares pursuant to the conversion of this Convertible Subordinated Debt will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Business Combination Transaction (except that, in the event the Equity Securities to be issued in the Business Combination Transaction are Preferred Stock with a liquidation preference, the Parent Company may, at its election, issue shares of Parent Shares to the Lender in lieu of such Preferred Stock).

1.3        Maturity Conversion. At any time on or after the Maturity Date, at the election of the Lender, this Convertible Subordinated Debt will convert into that number of Conversion Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of this Convertible Subordinated Debt on the date of such conversion by (y) the applicable Conversion Price.

1.4        Mechanics of Conversion.

(a)        Business Combination Agreements. The Lender acknowledges that the conversion of this Convertible Subordinated Debt into Conversion Shares may require the Lender’s execution of certain agreements relating to the purchase and sale of the Conversion Shares, as well as registration rights, rights of first refusal and co-sale, rights of first offer and voting rights, if any, relating to such securities (collectively, the “Business Combination Agreements”). The Lender agrees to execute all of the Business Combination Agreements in connection with a Business Combination Transaction.

(b)        Certificates. As promptly as practicable after the conversion of this Convertible Subordinated Debt and the issuance of the Conversion Shares, the Parent Company (at its expense) will issue and deliver a certificate or certificates evidencing the Conversion Shares (if certificated) to the Lender, or if the Conversion Shares are not certificated, will deliver a true and correct copy of the Parent Company’s share register reflecting the Conversion Shares held by the Lender. The Parent Company will not be required to issue or deliver the Conversion Shares until the Lender has surrendered this Convertible Subordinated Debt to the Parent Company (or provided an instrument of cancellation or affidavit of loss). The conversion of this Convertible Subordinated Debt may be made contingent upon the closing of the Business Combination Transaction.

2.        Miscellaneous.

2.1        Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Convertible Subordinated Debt will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that either party may not assign its obligations under this Convertible Subordinated Debt without the written consent of the other party. This Convertible Subordinated Debt is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Convertible Subordinated Debt, except as expressly provided in this Convertible Subordinated Debt.

2.2        Corporate Governance. Minority shareholder protections may be provided as determined in the Business Combination Agreement including, but not limited to: (i) information rights (including periodic/quarterly financial reporting, annual audit, annual budget) and board representation in accordance with the LOI executed with Bite; and (ii) two board positions on the Parent Company and entering into good faith discussion with the parties regarding corporate governance strategic vision and the business plan.

2.3        Choice of Law. This Convertible Subordinated Debt, and all matters arising out of or relating to this Convertible Subordinated Debt, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of New York.

2.4        Severability. If one or more provisions of this Convertible Subordinated Debt are held to be unenforceable under applicable law, such provisions will be excluded from this Convertible Subordinated Debt and the balance of the Convertible Subordinated Debt will be interpreted as if such provisions were so excluded and this Convertible Subordinated Debt will be enforceable in accordance with its terms.

2.5        The securities issued with the following legend:

THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE PARENT COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE PARENT COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT.

2.6        Exculpation among Convertible Subordinated Debtholders. The Lender acknowledges that it is not relying upon any person, firm, corporation or stockholders, other than the Parent Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Parent Company. The Lender agrees that no other Lender of the Convertible Subordinated Debts, nor the controlling persons, officers, directors, partners, agents, stockholders or employees of any other Lender of the Convertible Subordinated Debts, will be liable for any action heretofore or hereafter taken or not taken by any of them in connection with the purchase and sale of the Securities.

2.7        Acknowledgment. For the avoidance of doubt, it is acknowledged that the Lender will be entitled to the benefit of all adjustments in the number of shares of the Parent Company’s capital stock as a result of any splits, recapitalizations, combinations or other similar transactions affecting the Parent Company’s capital stock underlying the Conversion Shares that occur prior to the conversion of this Convertible Subordinated Debt.

2.8        Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the full intent and purpose of this Convertible Subordinated Debt and any agreements executed in connection herewith, and to comply with state or federal securities laws or other regulatory approvals.

2.9        Limitation on Interest. In no event will any interest charged, collected or reserved under this Convertible Subordinated Debt exceed the maximum rate then permitted by applicable law, and if any payment made by the Parent Company under this Convertible Subordinated Debt exceeds such maximum rate, then such excess sum will be credited by the Lender as a payment of principal.

2.10      Officers and Directors not Liable. In no event will any officer or director of the Parent Company be liable for any amounts due and payable pursuant to this Convertible Subordinated Debt.

2.11      Approval. The Parent Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Parent Company’s execution of this Convertible Subordinated Debt based upon a reasonable belief that the principal provided hereunder is appropriate for the Parent Company after reasonable inquiry concerning the Parent Company’s financing objectives and financial situation. In addition, the Parent Company hereby represents that it intends to use the principal of this Convertible Subordinated Debt primarily for the operations of its business, and not for any personal, family or household purpose.

2.12      Transfer of Convertible Subordinated Debts. This Convertible Subordinated Debt may be transferred only upon reasonable consent by the Parent Company and its surrender to the Parent Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Parent Company. Thereupon, this Convertible Subordinated Debt shall be reissued to, and registered in the name of, the transferee, or a new Convertible Subordinated Debt for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered Lender of this Convertible Subordinated Debt. Such payment shall constitute full discharge of the Parent Company’s obligation to pay such interest and principal.

Schedule “D”

Permitted Liens

All encumbrances granted by and registrations made against the Loan Parties, their respective subsidiaries, or any of their respective assets in public registries as of the Closing Date, including without limitation registrations related to the following:

Above Food Corp.

1.	Share Pledge and Escrow Agreement dated May 3, 2021 between Farmer Direct Organic Foods Ltd., North American Organic Trade Solutions Ltd., the Current Minority Shareholders of Farmer Direct Organic Foods Ltd. as Vendors, Above Food Corp. as Purchaser and McDougall Gauley LLP as Escrow Agent.

2.	Share Pledge and Escrow Amending Agreement dated June 3, 2022 between Farmer Direct Organic Foods Ltd., North American Organic Trade Solutions the Current Minority Shareholders of Farmer Direct Organic Foods Ltd. as Vendors, Above Food Corp. as Purchaser and McDougall Gauley LLP, as Escrow Agent.

3.	General Security Agreement dated December 16, 2022 between Above Food Inc. and Trisura Guarantee Insurance Company.

Above Food Brands Inc.

1.	General Security Agreement dated November 12, 2020 between Above Food Inc. and Royal Bank of Canada.

2.	General Security Agreement dated December 16, 2022 between Above Food Inc. and Trisura Guarantee Insurance Company.

Purely Canada Foods Corp.

1.	General Security Agreement dated October 16, 2020 between Purely Canada Foods Corp. and Business Development Bank of Canada.

2.	General Security Agreement dated December 16, 2022 between Above Food Inc. and Trisura Guarantee Insurance Company.

3.	Collateral Mortgage in the amount of $16,000,000 to The Bank of Nova Scotia on:

Surface Parcel #131983847

Reference Land Description: Blk/Par B Plan No 101342832 Extension 6

Surface Parcel #136247452

Reference Land Description: NE Sec 22 Twp 12 Rge 23 W 2 Plan No

BD1068 Extension 18

Surface Parcel #136247441

Reference Land Description: NE Sec 22 Twp 12 Rge 23 W 2 Plan No

BD1068 Extension 18

Above Food USA Corp.

Nil.

Above Food Ventures Inc.

1.	General Security Agreement dated December 16, 2022 between Above Food Inc. and Trisura Guarantee Insurance Company.

Discovery Earth Sciences Inc.

1.	General Security Agreement dated December 16, 2022 between Above Food Inc. and Trisura Guarantee Insurance Company.

Farmer Direct Organic Foods Ltd.

1.	General Security Agreement dated August 1, 2020 between Green Acres Inc. and Farmer Direct Organic Foods Ltd.

2.	General Assignment dated November 1, 2018 between Farmer Direct Co-Operative Ltd. and Farmer Direct Organic Foods Ltd.

3.	General Security Agreement dated December 16, 2022 between Above Food Inc. and Trisura Guarantee Insurance Company.

Northern Quinoa Production Corporation

1.	General Security Agreement dated as of May 12, 2022 between Northern Quinoa Production Corporation and Above Food Corp.

2.	Addendum to Lease Agreement for 2022 Chevrolet Silverado dated September 14, 2022 between GM Financial and Northern Quinoa Production Corporation.

3.	Amendment of Lease (Expansion) dated January 13, 2021 between Matrix Equities Inc. as Landlord and Northern Quinoa Production Corporation as Tenant.

4.	Equipment Lease Agreement dated as of May 1, 2018 for Flaman bins between Northern Quinoa Production Corporation as Lessee and Stride Capital Corp. as Lessor.

5.	Equipment Lease Agreement dated as of October 27, 2017 for Flaman bins between Northern Quinoa Production Corporation as Lessee and Stride Capital Corp. as Lessor.

6.	Vehicle Lease for 2020 Chevrolet Silverado dated June 25, 2020 between GM Financial and Northern Quinoa Production Corporation.

7.	General Security Agreement dated December 16, 2022 between Above Food Inc. and Trisura Guarantee Insurance Company.

Purely Canada Kindersley Ingredients Inc.

1.	General Security Agreement dated December 16, 202 between Above Food Inc. and Trisura Guarantee Insurance Company.

2.	Leasehold Mortgage to the Bank of Nova Scotia on

Surface Parcel #135961252 Reference Land Description: SW Sec 10 Twp 29 Rge 23 W 3 Plan No L2993 Extension 74

Purely Canada Lands Corp.

1.	General Security Agreement dated December 16, 2022 between Above Food Inc. and Trisura Guarantee Insurance Company.

Wood & Water Foods Inc. (“Culcherd”)

1.	Lease Agreement, Lease No. 42469, between Newcap Leasing Co. and Wood & Water Foods Inc. with Option to Purchase granted to Wood & Water Foods Inc.

2.	General Security Agreement dated December 16, 2022 between Above Food Inc. and Trisura Guarantee Insurance Company.

Schedule “E”

Litigation

Above Food Corp.

1.	In October 2019, HTC Purenergy Inc. dba HTC Extraction Systems (“HTC”) and KF Hemp Corp. (“KF Hemp”) signed engagement letters pursuant to which the parties to the agreement (Brownstone Advisors Inc., (“Brownstone”) Hillcrest Merchant Partners Inc. and Cabazon Capital Corp.) would act as strategic advisors to the Borrower with respect to (1) supply, offtake or extraction arrangements to supply bulk dried hemp, cannabis, extracted CBD and other variations; and (2) strategic investment opportunities representing more than 2% of HTC’s share capital. All parties were to be compensated, if any transactions occurred between the parties listed in Annexure A of the engagement and either HTC/KF Hemp Corp. Although no such transactions occurred, Brownstone and Chandaria Family Holdings Inc. (“CFHI”) commenced a claim against certain defendants, including the Borrower and Purely Canada Foods Corp. (“Purely Canada”), for breaches of contract, misrepresentation, breaches of duties of good faith, and inducing breaches of contract purportedly in relation to the engagement letters. The claim also contains allegations of misrepresentation in relation to a subscription agreement pursuant to which Brownstone Capital Corp. purchased certain securities of HTC. Brownstone Capital Corp. was dissolved and its interest in HTC was transferred to CFHI. The claim seeks from all the Defendants an aggregate amount of $85,000,000 in damages. The claim is at a very early stage. The Plaintiffs amended their Statement of Claim in March 2022. The Borrower and Purely Canada, along with HTC, KF Hemp and Mr. Kambeitz, filed a Statement of Defence in May 2022. HTC and KF Hemp have also commenced a counterclaim against Brownstone.

2.	Kim Tomlin made a claim via demand letter, but has not initiated a claim, for breach of contract – hemp sold under contract to defendant in 2019. There remains an outstanding balance of $76,875.83 owing. Status: Demand letter sent from W Law LLP, solicitor for Kim Tomlin. Payment demanded on or before March 11, 2021.

Above Food USA Corp.

Nil.